CODE OF ETHICS

DAY HAGAN ASSET MANAGEMENT

October 2019

This Code of Ethics is based on the principle that all employees of the Company (Day Hagan Asset Management) and certain other persons have a fiduciary duty to place the interest of clients ahead of their own and the Company’s. This Code of Ethics applies to all “Access Persons” (defined below). Access Persons must avoid activities, interests, and relationships that might interfere with making decisions in the best interests of the Company’s Advisory Clients.

For purposes of this policy, the following words shall mean:

“Access Persons” means all employees, directors, officers, partners or members of the Company, as the case may be, who (i) have access to nonpublic information regarding Advisory Clients’ purchases or sales of securities, (ii) are involved in making securities recommendations to Advisory Clients or (iii) have access to nonpublic recommendations or the portfolio holdings of an affiliated (investment) company. Client services personnel who regularly communicate with Advisory Clients also may be deemed to be Access Persons.

“Advisory Client” means any fund for which the Company serves as a general partner, or any person or entity for which it serves as investment advisor, renders investment advice or makes investment decisions.

“Code” means this policy as supplemented by other policies and procedures contained in the Company’s Compliance Manual.

“Reportable Securities” means all securities in which an Access Person has a beneficial interest except: (i) U.S. Government securities, (ii) money market instruments (e.g., bankers acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments), (iii) shares of money market funds, (iv) shares and holdings in other mutual funds unless the Company acts as the investment advisor to, or the principal underwriter of, the subject fund, and (v) units of a unit investment trust if the UIT is invested exclusively in unaffiliated mutual funds.

As fiduciaries, all Access Persons must at all times:

Place the interests of Advisory Clients first. All Access Persons must scrupulously avoid serving their own personal interests ahead of the interests of the Company’s Advisory Clients. Access Persons may not induce or cause an Advisory Client to take action, or not to take action, for personal benefit, rather than for the benefit of the Advisory Client. For example, a supervisor or employee would violate the policy by causing an Advisory Client to purchase a security he or she owned for the purpose of increasing the price of that security.

Avoid taking inappropriate advantage of their position. The receipt of investment opportunities, perquisites or gifts from persons seeking business with the Company or its Advisory Clients, could call into question the exercise of the independent judgment of an Access Person. Access Persons may not, for example, use their knowledge of portfolio transactions to profit by the market effect of such transactions.

Conduct all personal securities transactions in full compliance with this Code including both pre-clearance and reporting requirements. Doubtful situations always should be resolved in favor of Advisory Clients. Technically, compliance with the Code’s provisions shall not automatically insulate from scrutiny any securities transactions or actions that indicate a violation of the Company’s fiduciary duties. Access Persons must obtain pre-approval from the CCO before investing in private placements, hedge funds, or initial public offerings. Pre-approval by the CCO is also needed for any personal trades in the same securities that are traded in our clients’ accounts in our strategies.

OTHER DUTIES

Confidentiality. Access persons are prohibited from revealing information relating to the investment intentions, activities or portfolios of Advisory Clients except to persons whose responsibilities require knowledge of the information.

Gifts. The following provisions on gifts apply to Access Persons:

Accepting Gifts. On occasion, because of their position with the Company, Access Persons may be offered or may receive without notice, gifts from clients, brokers, vendors or other persons. Acceptance of extraordinary or extravagant gifts is prohibited. Any such gifts must be declined and returned in order to protect the reputation and integrity of the Company. Gifts of nominal value (i.e., a gift whose reasonable value, alone or in the aggregate, is not more than $100 in any twelve-month period), customary business meals, entertainment (i.e., sporting events), and promotional items (i.e., pens, mugs, T-shirts) may be accepted. All gifts received by an Access Person that might violate this Code must be promptly reported to the CCO. A gift log will be maintained by the CCO.

Solicitation of gifts. Access Persons are prohibited from soliciting gifts of any size under any circumstances.

Giving gifts. Access Persons may not give any gift with a value in excess of $100 (per year) to an Advisory Client or persons who do business with, regulate, advise or render professional services to the Company.

Company Opportunities. Access Persons may not take personal advantage of any opportunity properly belonging to any Advisory Client or the Company. This includes, but is not limited to, acquiring Reportable Securities for one’s own account that would otherwise be acquired for an Advisory Client.

Outside Business Activities. Outside Business Activities (OBA) includes any activity, whether securities related or non-securities related, in which an Access Person engages and results in compensation, either directly or indirectly. Access Persons must obtain pre-approval from the CCO for any OBA they want to be involved in. This would include any other business, other than Day Hagan Asset Management, either as a proprietor, partner, officer, director, employee, trustee, agent or otherwise. A Disclosure of Outside Business Activity Form must be filled in and signed by the Access Person.

Undue influence. Access Persons shall not cause or attempt to cause any Advisory Client to purchase, sell, or hold any security in a manner calculated to create any personal benefit to such Access Person. If an Access Person stands to materially benefit from an investment decision for an Advisory Client that the Access Person is recommending or participating in, the Access Person must disclose to those persons with authority to make investment decisions for the Advisory Client the full nature of the beneficial interest that the Access Person has in that security, any derivative security of that security or the security issuer, where the decision could create a material benefit to the Access Person or the appearance of impropriety. The person to whom the Access Person reports the interest, in consultation with the CCO, must determine whether or not the Access Person will be restricted in making investment decisions in respect of the subject security.

Reporting, Review and Recordkeeping. All violations of the Code must be reported promptly to the CCO. The CCO shall periodically review Access Persons’ personal trading reports and otherwise take reasonable steps to monitor compliance with, and enforce, this Code of Ethics. The CCO shall maintain in the Company’s files (i) a current copy of the Code, (ii) records of violations and actions taken as a result of the violations, (iii) copies of all Access Persons’ written acknowledgement of receipt of the Code, (iv) copies of the annual compliance certificates required by the Code, and (v) duplicate copies of account statements from any outside account held by Associates.

Sanctions. If the CCO determines that an Access Person has committed a violation of the Code, the Company may impose sanctions and take other actions as it deems appropriate, including a letter of caution or warning, suspension of personal trading privileges, suspension or termination of employment, fine, civil referral to the SEC and, in certain cases, criminal referral. The Company may also require the offending Access Person to reverse the trades in question, forfeit any profit or absorb any loss derived therefrom; and such forfeiture shall be disposed of in a manner that shall be determined by the Company in its sole discretion. Failure to timely abide by directions to reverse a trade or forfeit profits may result in the imposition of additional sanctions.

Exceptions. Exceptions to the Code will rarely, if ever, be granted. However, the CCO may grant an occasional exception on a case-by-case basis when the proposed conduct involves negligible opportunities for abuse. All exceptions shall be solicited and issued in writing. No reports shall be required under this Code for (i) transactions effected pursuant to an automatic investment plan and (ii) securities held in accounts over which the Access Person has no direct control.

Compliance Certification. All Access Persons shall sign a certificate promptly upon becoming employed or otherwise associated with the Company that evidences his or her receipt of this Code of Ethics and submit a complete report of the Access Person’s securities holdings. All Access Persons shall submit to the CCO, no later than 30 days after the close of each quarter, in the form proscribed by the Company for this purpose, a list of all personal transactions in Reportable Securities. In lieu of the list, it is acceptable to have duplicate statements for any outside accounts sent to the attention of the CCO for review.

Personal Securities Transactions

Purpose

The following procedures are designed to assist the CCO in detecting and preventing breaches of the Company’s fiduciary duties to its clients (inadvertent or otherwise) and avoiding potential conflicts of interest with clients, in connection with the Company’s employees’ personal trading activities:

Personal Trading Accounts and Reports

Upon employment with the Company, each of the Company’s employees shall be required to identify to the CCO all brokerage and commodities trading accounts that constitute proprietary accounts with respect to the employee.

For purposes of this policy, they refer to the following defined terms:

“Employee” means (i) each person who, in connection with his or her regular functions or duties on behalf of the Company or any of its affiliates, or as a result of his or her ownership or control of the Company (whether or not such person is an employee of the Company), makes, participates in or obtains information concerning securities transactions contemplated, proposed or made for the Company’s clients, (ii) each member of the immediate family of such person, and (iii) each person to whom such person contributes support.

“Proprietary account” means a securities investment or trading account in which an employee has an interest or over which an employee exercises control or provides investment advice, or a proprietary investment or trading account maintained for the Company or its employees.

“Security” means all investment instruments commonly viewed as securities, including common stock, options, warrants, rights to acquire securities and convertible instruments, as well as commodity futures contracts, securities futures products and commodity options, swaps and other derivative instruments, whether issued in a public or private placement, but does not include shares of open-ended investment companies registered under the Investment Company Act of 1940 that are not affiliated with the Company, securities issued by the government of the United States, bankers’ acceptances, bank certificates of deposit or commercial paper.

Not later than 10 days after becoming an employee of the Company, the employee must provide to the Company an Initial Holdings Report disclosing the title, number of shares and principal amount of each security in which the new employee has or had when the person became an employee, any direct or indirect beneficial ownership and the name of any broker, dealer or bank with which the new employee maintained an account in which any securities were held for his or her direct or indirect benefit as of the date the person became an employee. Thereafter, Employees must advise the Company and receive authorization before opening any new brokerage or commodities accounts. Notice shall be given to, and authorization received from the CCO in accordance with the procedures set forth in this policy.

Each Employee shall arrange for duplicate copies of all brokerage statements relating to proprietary accounts to be sent promptly and directly by the brokerage firm or other financial institution where the account is maintained to the Company, to the attention of the CCO. In the alternative, employees may close all proprietary accounts and trade only through a proprietary account at the Company’s prime broker if the employee authorizes the prime broker to provide such information to the Company. In the case of Raymond James and Charles Schwab accounts, the CCO has access to employee account statements at all times and reviews trades every day as part of her review of the trade blotters.

In addition, each Employee must report to the CCO any private securities transactions that are not carried out through brokerage accounts.

Prior to arranging a personal loan with a financial institution that will be collateralized by securities, an employee must obtain the approval of the CCO.

Annually, each employee is also required to certify to the Company that he or she has complied with all of the Company’s policies and procedures during the period and must provide the Company with a report disclosing all securities in which the employee has any direct or indirect beneficial ownership interest and the names of all brokers, dealers or banks where such information is contained in the account statements and confirmations provided to the Company during the period and that as of the date of the certification all such information is accurate and complete. If such information is incomplete or inaccurate as of the date of the certification, the employee must update or correct the information.

Review of Personal Trading Information

All statements, trade blotters and other information will be reviewed to monitor compliance with this policy. The Company reserves the right to require the employee to reverse, cancel or freeze, at the employee’s expense, any transaction or position in a specific security if the Company believes the transaction or position violates its policies or appears improper. The Company will keep all such information confidential except as required to enforce this policy or to participate in any investigation concerning violations of applicable law.

Client Priority

Employees of the Company must first give priority on all purchases and sales of securities to the Company’s clients, prior to the execution of transactions for their proprietary accounts, and personal trading must be conducted so as not to conflict with the interests of a client. While the scope of such actions cannot be exactly defined, they would always include each of the following prohibited situations:

Contemporaneously purchasing the same securities as a client without making an equitable allocation of the securities to the client first, on the basis of such considerations as available capital and current positions, and then to the account of the employee;

Knowingly purchasing or selling securities, directly or indirectly, in such a way as to personally injure a client’s transactions;

Using knowledge of securities transactions by a client to profit personally, directly or indirectly, by the market effect of such transactions; and

Giving to any person information not generally available to the public about contemplated, proposed or current purchases or sales of securities by or for a client account, except to the extent necessary to effectuate such transactions.

Clients must always receive the best price, in relation to employees, on same day transactions.

Front-Running

Without the prior written approval of the CCO, no employee may execute a transaction in a security for a proprietary account if the employee is aware or should be aware that an order for a client account for the same security, same way, remains unexecuted or the Company is considering same way trades in the security for client accounts. Transactions in options, derivatives or convertible instruments for a proprietary account that are related to a transaction in an underlying security for a client account (“inter-market front running”) are subject to the same restrictions.

Restricted List

Certain transactions in which the Company engages may require, for either business or legal reasons, that any client accounts or proprietary accounts do not trade in certain securities for specified time periods. A security will be designated as “restricted” if the Company is involved in a transaction that places limits on the aggregate position held by the accounts in that security, or if trading in a security should be restricted for any other reason. The Company’s “restricted list” will be maintained by the CCO. It generally will not be circulated. It is the employee’s responsibility to determine whether a security is on the Company’s restricted list prior to the execution of any security transactions.

Personal Trading Approvals

Transactions for proprietary accounts may be effected without the prior approval of the CCO; however, any transaction may be cancelled at the end of the day by the CCO and the trade allocated to a client account if determined by the CCO to be required. Transactions in proprietary accounts for securities that are also traded in our clients’ strategy accounts must be pre-approved by the CCO.

When any employee recommends that a security be bought or sold for a client account, such employee must disclose to the CCO if a position in that security is then held in the employee’s proprietary account. The CCO may restrict such Employee from buying or selling the position from any proprietary account until a specified period of time after the orders for client accounts have been filled and there is not buying or selling program in progress.

Principal Transactions

Neither the Company nor an employee may engage in principal transactions between a proprietary account and a client account.

Private Placements

No Employee may acquire, directly or indirectly, beneficial ownership of any security in a private placement without the prior approval of the CCO. A Personal Securities Trading Request Form should be used for this purpose. The CCO shall promptly notify the employee of approval or denial of clearance to trade by indicating such action on the Personal Securities Trading Request Form and returning it to the employee.

Initial Public Offerings

No employee may acquire, directly or indirectly, beneficial ownership of any security on an initial public offering without the prior approval of the CCO. A Personal Securities Trading Request Form submitted for this purpose should be submitted to the CCO before the employee places an indication of interest in the initial public offering with a broker. The CCO shall promptly notify the employee of approval or denial of clearance to trade by indicating such action on the Personal Securities Trading Request Form and returning it to the employee.

Manipulative Practices

Section 9(a)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) makes it unlawful for any person, acting alone or with others, to effect a series of transactions in any security registered on a national securities exchange creating actual or apparent active trading in such security or raising or depressing the price of the security, for the purpose of inducing the purchase or sale of such security by others. Rule 10(b)-5 under the Exchange Act has been interpreted to proscribe the same type of trading practices in OTC securities.

The thrust of these prohibitions against manipulative trading practices is that no employee should, alone or with others, for either a client account or a proprietary account:

Engage in trading or apparent trading activity for the purpose of inducing purchases or sales by others; or

Engage in trading or apparent trading activity for the purpose of causing the price of a security to move up or down, and then take advantage of such price movement by buying or selling at such “artificial” price level.

Of course, buy or sell programs may cause stock prices to rise or fall, and price changes resulting from supply and demand factors are not prohibited. Rather, Section 9(a)(2) prohibits activity where there is a purpose to affect the price of a security artificially through trading or apparent trading, not whether such change is an incidental result of a change in supply, demand, or in the intrinsic value of a security.

INSIDER TRADING POLICY OF DAY HAGAN ASSET MANAGEMENT

Policy reviewed October 2019

Summary

Insider trading is improper trading in securities on the basis of price sensitive information that is not generally available to others.

If you have actual or imputed knowledge about securities that is price sensitive and is not generally available (and you are aware or should be aware of this) then you must not:

-	buy or sell those securities
-	recommend or suggest to others that they buy or sell those securities
-	communicate the information to another person you know would be likely to use the information to buy or sell securities.

Insider trading is prohibited by the law and a violation of the Insider Trading and Securities Fraud Enforcement Act of 1988. Breaches of this prohibition may result in fines of up to $1 million and / or up to ten years imprisonment. A breach of this insider trading policy is also grounds for disciplinary action, including suspension or termination of employment.

1.       Insider Trading Policy

Insider trading and tipping by the Adviser, its directors, officers, investment advisory representative (IAR) and employees and any individuals or entities directly related to such individuals or under the Adviser’s direct or indirect control is strictly prohibited.

Every employee must be familiar with and observe this policy. If you are in doubt about the application of this policy you should consult with the Chief Compliance Officer before proceeding with any transaction.

2.       Consequences of a Breach of Insider Trading Policy

Insider trading can lead to individual liability as well as damage to the reputation of the Adviser.

Insider trading is prohibited by law and a breach of this prohibition can result in:

•	A civil injunction
•	A bar from future employment in the securities industry
•	Disgorgement of the profit gained or the loss avoided
•	A civil penalty of up to three times the profit gained or the loss avoided
•	A criminal fine of up to $1 million (regardless of the profit gained or the loss avoided)
•	Jail time of up to 10 years

A breach of the Adviser’s Insider Trading Policy by directors, officers or employees may also result in disciplinary action by the Adviser including but not limited to suspension or termination of your employment with the Adviser.

3.       What is insider trading?

Insider trading means buying or selling shares or other securities on the basis of price sensitive information that is not generally available to others. It includes procuring or inducing another person to buy or sell securities about which insider information is known.

4.       What is prohibited?

The law prohibits a person who is an insider from:

  subscribing for, purchasing or selling or entering into an agreement to subscribe for, purchase or sell any securities about which price sensitive information which is not generally available is known;

  procuring, inciting, inducing or encouraging any other person to subscribe for, purchase or sell securities about which price sensitive information which is not generally available is known;

  trading on the stock market in securities about which price sensitive information which is not generally available is known; or

  directly or indirectly communicating price sensitive information which is not generally available to another person if the insider knows or ought reasonably know that the other person would be likely to subscribe for, purchase or sell securities or procure a third person to do so.

Example: You are an executive secretary. You are processing a large “buy” order for a client of the Adviser, who happens to be a director of a large drug company. You believe based upon what you have overheard that the client’s drug company is onto a new medicine for cancer. It seems clear that this drug is a major breakthrough. You call a stockbroker and place an order for 10,000 shares in Big Drug Company Limited. Analysis: This is insider trading conduct which exposes you to fines, imprisonment and disciplinary action.

5.       What are securities?

Securities are defined as, but not limited to the following:

  shares or debentures in a corporation
  debentures, stocks or bonds issued by a government
  prescribed interest in a corporation
  units of shares or prescribed interests
  options to acquire or sell securities

6.        Who is an “insider”?

An “insider” is any person who possesses information that is not generally available where that information would reasonably be expected to have a material effect on the price or value of securities of the company.

An insider is anyone who has inside information, whether or not they are associated in any way with the company concerned. It is irrelevant how the information was obtained.

7.       When do you possess inside information?

You are in possession of inside information when you have actual or imputed knowledge of information about securities that is not generally available and is price sensitive and you know or ought reasonably to know that the information is not generally available and is price sensitive.

When is information generally available?

Information is generally available if it is:

  readily observable;
  made known to persons who commonly invest in securities; or
  a deduction, conclusion or inference of information which is readily observable or has been made known to persons who commonly invest in securities.

For example, the following information would be considered to be generally available:

  general market information that has been announced to a stock exchange or is contained in a public announcement by the company concerned;
  information obtained by investment research which is based on information freely made available by companies to the researcher and is generally made available to anyone making similar inquiries;
  published information of investment advisers and brokers.

Before information can be considered to be generally available, a reasonable period must have elapsed after the information was first made known, for the information to be disseminated among investors. Generally, this means that a person who has access to inside information should wait 72 hours after that information is announced publicly before dealing in securities.

8.       When is information price sensitive?

Information will be regarded as price sensitive where a reasonable person would expect the information to have a material effect on the price or value of the securities. A material effect on price or value exists where the information is likely to influence people who commonly invest in securities in deciding whether to subscribe for, buy or sell securities.

9.       How can I check if I have inside information?

It will often be difficult to determine whether any particular information is inside information. In cases where you know information is price sensitive and not generally available you should immediately treat that information as inside information.

If you do not know if the information is price sensitive and not generally available you should consider whether there is anything about the information and the surrounding circumstances which could mean that you ought reasonably to know that the information is price sensitive and not generally available. If there is anything to suggest this, you must treat the information as inside information until you become certain whether or not it is inside information.

If you are not certain whether you have inside information, you should contact the company’s Chief Compliance Officer before engaging in any securities transaction.

10.       What is tipping?

Tipping involves an insider communicating either directly or indirectly inside information to another person when the insider knows or should reasonably know that the other person would or is likely to use that information to deal in securities or to induce a third party to deal in the securities. Tipping is a form of insider trading and is also prohibited by the law.

11.       When can I deal in securities?

There are certain times when it may be possible to deal in securities because at these times generally all price sensitive information is publicly available. These are:

  when there is a current prospectus issued by the relevant company for up to 30 days after the release of half yearly and final results and any dividend announcements during the period from 3 days after the release of the annual report to 30 days after the annual general meeting for a new issue, while rights are being traded
  where the shares are acquired pursuant to an approved employee share scheme or dividend reinvestment scheme.

Despite these “windows”, if a person obtains price sensitive information which is not generally available during this time, that person must not deal in the securities or procure another person to deal in the securities.

12.       What if I am not sure?

If you are not sure whether you may deal in securities consistently with this policy you should discuss the situation with the company’s Chief Compliance Officer.

13.       Acknowledgement

I have read the above and by my signature below, I acknowledge my understanding of the Company’s policy on Insider Trading and I agree to abide by such policy.

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Signature	Date

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